Exhibit 99.1
Somera Communications Reports Fourth Quarter and Year End 2005 Financial Results
Company Also Announces Additional RecoveryPLUS Agreement in Q1 2006
DALLAS, February 16, 2006 — Somera Communications (NASDAQ: SMRA), a global provider of telecommunications equipment, asset management, and recovery services, today announced financial results for the fourth quarter and 2005 fiscal year ended December 31, 2005.
Total revenue for the fourth quarter of 2005 was $16.1 million, compared with $23.2 million in the fourth quarter of 2004 and $21.8 million in the third quarter of 2005, the decrease due to softer end of year demand for both new and refurbished equipment. Program and service revenues continued to grow, by 31% over the fourth quarter of 2004 and by 14% over the third quarter of 2005. In addition, new clients continued to engage the RecoveryPLUS program with a new client added in the fourth quarter of 2005. Further, in the first quarter of 2006, the company engaged another major U.S. wireless carrier to the company’s existing RecoveryPLUSTM program clients.
Net loss was $4.5 million, or ($0.09) per share for the fourth quarter of 2005, compared with a net loss of $6.2 million, or ($0.12) per share, for the fourth quarter of 2004 and a net loss of $4.2 million, or ($0.08) per share, for the third quarter of 2005.
Gross margin for the fourth quarter of 2005 was 32%, compared with a gross margin of 27% in the fourth quarter of 2004 and 33% in the third quarter of 2005. While gross margins slightly dipped sequentially due to lower volume, overall gross margin is higher year over year.
Operating expenses for the fourth quarter of 2005 were $9.6 million, compared with $12.9 million in the fourth quarter of 2004 and $11.5 million in the third quarter of 2005. The reduction in operating expenses in the sequential and year-over-year quarterly results is primarily attributable to cost actions taken at end of third quarter in 2005 and lower variable selling expenses due to the reduced volume.
The company’s balance sheet at December 31, 2005 included $17.8 million in cash, cash equivalents, and short-term investments, a current ratio of 1.73 and no long-term debt.
Somera total revenue for fiscal year 2005 was $77.1 million, compared with $100.0 million for 2004. Net loss on a GAAP basis was $19.9 million, or a loss of ($0.40) per share, compared with a net loss of $22.6 million, or a loss of ($0.45) per share, for the prior year.
Somera is in the process of executing its previously disclosed restructuring plan, the goal of which is to reduce operating costs so that the Company is positioned to achieve breakeven at $16-$18 million in quarterly revenues. In the first quarter of 2006, the Company expects to complete the elimination of 70-80 positions, rationalize leased facilities and re-assess the carrying value of certain of its assets including inventory and fixed assets in light of the new operating plan. The final charges associated with these actions have yet to be determined.
“Given the positive response to the RecoveryPLUS program and its potential contribution to our business, our recent cost reduction actions better position the Company for a return to profitability,” commented David Heard, CEO of Somera. “This restructuring affords us the financial flexibility to operate efficiently while RecoveryPLUS adoptions continue to mature, ultimately impacting our income statement.”

Conference Call and Webcast
Management will hold a teleconference with simultaneous webcast today at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) to discuss fourth quarter results. Please dial 866-249-5225 for domestic callers, or 303-262-2131 for international callers. The call will be webcast on the Investor Relations page of the Somera web site at http://www.somera.com. A telephonic replay will be available from one hour after the call ends through February 23, 2006, at 800-405-2236 for domestic callers, or 303-590-3000 for international callers, passcode 11053978.
About Somera
Somera Communications is a telecom asset management firm that assists service providers generate greater value from their network assets in the form of lower operating costs, longer product life, higher productivity, and real measurable savings. Somera provides immediate availability of quality, warranted new and refurbished equipment at savings of 25% to 60%. Extending these benefits is Somera RecoveryPLUS, which deploys knowledgeable personnel, proven processes and proprietary software to each client location to provide professional discovery, valuation and asset cataloging, thereby enhancing ongoing network efficiency while improving the accuracy and quality of reports required of today’s regulatory environment. In addition, Somera offers outsourced network operations, logistics, and technical service, as well as comprehensive repair services for wireless, wireline, and data products — all at significant savings and reduced cycle times. Founded in 1995, Somera has developed an impressive base of over 1,100 customers worldwide, including the industry leaders from each segment of the telecommunications market. Visit Somera on the web at www.somera.com.
Investors should note that the audit by our independent accounting firm of our financial results reported in this press release has not yet been completed. The preparation of final audited financial results requires a substantial amount of subjective judgment, which must be reviewed and approved by our Audit Committee and audited by our independent accounting firm. Accordingly, once the audit of our financial statements is completed the actual audited results may vary from the results reported in this press release.
This news release contains forward-looking statements as that term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including the following statements:
•	The benefits to be obtained as a result of the organizational restructuring

•	Our ability to achieve the breakeven model and, if obtained, whether we can be profitable with this operating model

•	The amount and nature of any non-recurring charges which may be incurred in the future
Actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements contained in this release, including, but not limited to, general economic conditions particularly affecting the telecommunications industry; capital equipment spending levels in the telecommunications industry, including the risk of continued customer spending delays associated with carrier consolidation; the impact of competition in the market for supplying equipment and equipment lifecycle management services to telecommunications operators; the risk of potential shortage of product supply; and Somera’s ability to build its lifecycle management services capabilities; and other factors fully described in the company’s reports to the Securities and Exchange Commission (SEC), including but not limited to, the Annual Report on Form 10-K for the fiscal year ended December, 31, 2004, and Quarterly Reports on Form 10-Q. The company does not undertake to update any forward-looking statements that may be made by or on behalf of the company. Copies of Somera’s Securities & Exchange Commission filings may be obtained by contacting Financial Relations Board at 617-520-7064 or by visiting the Investor section of Somera’s web site at www.somera.com.
Contact:
Jim Gardner
Vice President, Marketing and Investor Relations
Somera Communications
972-304-5660, ext. 317

SOMERA COMMUNICATIONS, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	December 31,	December 31,
	2005	2004
ASSETS

Current Assets:
Cash and cash equivalents	$6,613	$7,654
Short-term investments	11,200	32,757
Accounts receivable, net	13,773	16,217
Inventories, net	16,959	10,027
Other current assets	1,410	1,876
Total current assets	49,955	68,531

Property and equipment, net	3,834	4,600
Other assets	4,399	148
Intangible assets	—	1,810

Total assets	$58,188	$75,089

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$14,865	$12,396
Accrued compensation	1,701	2,503
Other accrued liabilities	8,999	11,139
Deferred revenue	3,232	723

Total current liabilities	28,797	26,761

Stockholders’ Equity	29,391	48,328

Total liabilities and stockholders’ equity	$58,188	$75,089

SOMERA COMMUNICATIONS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	For the Three Months	For the Three Months	For the Twelve Months	For the Twelve Months
	December 31, 2005	December 31, 2004	December 31, 2005	December 31, 2004
Equipment Revenue	$12,785	$20,624	$66,622	$87,120
Service and Program Revenue	3,351	2,562	10,506	12,914
Total Revenue	$16,136	$23,186	$77,128	$100,034
Equipment Cost of Revenue	$9,106	$15,073	$45,066	$67,008
Service and Program Cost of Revenue	1,921	1,925	5,803	9,479
Total Cost of Revenue	$11,027	$16,998	$50,869	$76,487
Gross profit	$5,109	$6,188	$26,259	$23,547
Operating expenses:
Selling, general & administrative	9,560	12,914	42,904	46,693
Impairment of goodwill	—	—	1,760	—
Other operating expense	—	17	1,306	67
Total operating expenses	$9,560	$12,931	$45,970	$46,760
Loss from operations	$(4,451)	$(6,743)	$(19,711)	$(23,213)
Interest and other income (expense), net	77	552	(10)	643
Loss before income taxes	$(4,374)	$(6,191)	$(19,721)	$(22,570)
Income tax provision	98	16	135	58
Net loss	$(4,472)	$(6,207)	$(19,856)	$(22,628)
Net loss per share — basic and diluted	$(0.09)	$(0.12)	$(0.40)	$(0.45)
Weighted average number of shares outstanding:
Basic and diluted	50,203	49,871	49,936	49,739